Exhibit 99.1
NEWS RELEASE

Contacts:
Martha Goldberg Aronson Investor Relations 763-505-2694	Rob Clark Public Relations 763-505-2635
FOR IMMEDIATE RELEASE
MEDTRONIC ANNOUNCES INTENT TO SPIN-OFF
MARKET LEADING EXTERNAL DEFIBRILLATION BUSINESS
Spin-Off of Medtronic’s Physio-Control Emergency Response Systems Business
Will Create A New Company With Approximately $450 Million In Annual Sales
MINNEAPOLIS — December 4, 2006 — Medtronic, Inc. (NYSE:MDT) today announced that its Board of Directors has authorized the spin-off of its Emergency Response Systems Business into a publicly traded, independent company, to operate under the name of Physio-Control, Inc. Estimated annual sales for the new company are approximately $450 million (fiscal year 2007).
Physio-Control will be the world’s leader in the $1 billion market for external defibrillation products, including automated external defibrillators (AEDs) and manual defibrillators used by hospitals and emergency response personnel. The new company will offer the current portfolio of external defibrillation and emergency response systems, data management solutions and support services, including the popular LIFEPAK® family of external defibrillators. The company will have approximately 1,200 employees and will operate in more than 100 countries around the world. The new company will continue to be headquartered in Redmond, Washington.
“Medtronic routinely reviews its product and business portfolios and makes adjustments to ensure we meet both our strategic focus and the high expectations we have set for long-term growth,” said Art Collins, chairman and CEO of Medtronic. “The creation of this new company will enable Medtronic to more directly focus resources on high-growth therapies aimed at chronic disease management.”

“This action also will provide Physio-Control access to a new level of operational, strategic and financial flexibility to invest in and grow its business. We are confident that Physio-Control will be successful as an independent company and that this transition will be seamless to customers and other business partners,” said Collins.
Physio-Control will be led by a management team with deep experience in the external defibrillation and emergency response systems marketplace. Brian D. Webster, president and general manager of Medtronic Emergency Response Systems, will become chief executive officer of the new company. Webster has more than 15 years experience with both Medtronic and the original Physio-Control company, which was acquired by Medtronic in 1998. Webster has served in a variety of senior management roles within the business, including senior leadership positions in sales, marketing and operations.
“I’m delighted to lead this transformation of Physio-Control to a new, independent company focused on a core mission of developing state-of-the-art technologies that save lives,” said Webster. “Physio-Control has a rich heritage, and we intend to build on the company’s reputation of quality, innovation and performance with our customers. This action will permit us to intensify our investment in R&D, operations and customer service and to maximize our focus on remaining the world’s leading external defibrillation company.”
“Physio-Control has unparalleled expertise in the external defibrillation and emergency response systems markets. With our unique history, approximately $450 million in annual sales, a global presence, and more defibrillators in operation than any other company, Physio-Control is well positioned to remain the world’s preeminent supplier of life-saving external defibrillators and related emergency response products and services. Our team of dedicated and experienced professionals welcomes the opportunity to create this new company,” said Webster.

The spin-off is intended to take the form of a tax-free distribution to Medtronic shareholders of all the shares of Physio-Control, which will then trade as a new public company in the United States. The intended transfer of employees and assets to Physio-Control will be structured globally according to all applicable logistical, tax and legal requirements. Medtronic plans to structure the transaction to meet all of the requirements for a tax-free distribution and list Physio-Control’s shares on the New York Stock Exchange. The expected stock distribution ratio, including the record date for determining shareholders of record entitled to receive the distribution dividend, will be determined at a later date. Medtronic has retained Goldman Sachs to advise it on the transaction, which is expected to be completed in the first half of Medtronic’s fiscal year 2008.
Webcast Information
Medtronic will host a webcast today, December 4 at 2:00 pm EST (1:00 p.m. CST), to provide information regarding the Company’s decision to spin-off the Physio-Control business for the public, analysts and news media. This webcast can be accessed by clicking on the Investor Relations link on the Medtronic home page at www.medtronic.com. Within 24 hours, a replay of the webcast and a transcript of the company’s prepared remarks will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.